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                                                                    EXHIBIT 10.7


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of this 30th day of November 1999, by and between Transaction Information Systems, Inc., a Delaware corporation (the "Company"), and Mark Gutterman (the "Employee").

         WHEREAS, the Employee and the Company entered into an Employment Agreement dated September __, 1998, as amended by an Amended Employment Agreement, dated as of May 28, 1999 (collectively the "Original Amended Agreement"); and

         WHEREAS, the parties agree that it is in their mutual best interests, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to amend and restate the Original Amended Agreement to read in its entirety as set forth below;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual promises and covenants herein contained, the parties hereto hereby agree as follows:

         1. Modification. The Original Amended Agreement is hereby amended by deleting all of the provisions thereof in their entirety, which are hereby superseded and rendered null and void, and substituting the following restated Agreement in lieu thereof.

         2.       Employment.

                  The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company. During the Term, the Employee shall perform the duties associated with the position of Chief Financial Officer at the principal offices of the Company in New York, New York, including overseeing the Company's finances and financial affairs and any other reasonable duties and responsibilities consistent with that position as are from time to time assigned to the Employee by the Board of Directors of the Company (the "Board") and any officer designated by the Board. The Employee agrees to devote all of his business time, attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company's Employees. The Employee agrees to refrain from engaging in any activity that does, will conflict with the best interests of the Company.

         3. Term of Agreement. Subject to Section 8 hereof, the term of this Agreement shall commence on the date hereof, and shall expire on December 31, 2005 (the "Term").
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         4. Compensation. (a) During the Term, the Company shall pay to the
Employee a base salary at an annual rate of $200,000 for the 1999 calendar year and $225,000 for the 2000 calendar year. For each calendar year thereafter, the base salary shall be increased as of each January 1 by $25,000 or such greater amount (if any) as the Company in its sole discretion shall determine on an annual basis following Employee's annual performance review. All salary payments shall be payable in accordance with the Company's regular payroll practices, no less frequently than bi-weekly. All applicable withholding taxes shall be deducted from such base salary payments.

                  (b) In addition to Employee's base salary, Employee may receive such annual or special bonus (if any) as the Company in its sole discretion shall determine.

         5. Benefits. During the Term, the Employee shall be entitled to receive the following benefits at the Company's expense: (a) disability insurance coverage providing Employee with benefits equal to his base salary after a waiting period of one hundred and eighty (180) days, (b) health insurance coverage for the Employee and his dependents consistent with the health insurance benefits provided to the Company's officers and (c) life insurance coverage with a minimum death benefit of One Million Five Hundred Thousand Dollars ($1,500,000). Employee shall have the right to name the beneficiary or beneficiaries of the life insurance policy and may purchase or continue the policy, at Employee's expense, upon the termination of this Agreement. In addition, during the Term, the Company, at its expense, shall provide Employee with a new car of Employee's choice each three years.

         6. Vacation. During each year of the Term, the Employee shall be entitled to four weeks paid vacation pursuant to the terms of the Company's vacation policy, which shall be consistent with the past practice of the Company. Such vacation shall be taken at such times so as to minimize interference with the performance of the Employee's duties hereunder.

         7. Expenses. The Company shall reimburse the Employee for reasonable and necessary business expenses of the Employee for travel, meals and similar items, incurred during the Term in connection with the performance of the Employee's duties, in accordance with the established guidelines of the Company as revised by the senior executive officers and/or the Board from time to time. All payments for reimbursement of such expenses shall be made to the Employee only upon the presentation to the Company of appropriate vouchers or receipts.

         8. Termination; Notice by Employee.

                  (a) Notwithstanding any provision of this Agreement to the contrary, the employment of the Employee hereunder shall terminate on the first to occur of the following:

                           (i)      the date of the Employee's death;

                           (ii) the date on which the Company gives the Employee notice of termination on account of Disability (as defined below);

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                           (iii)    the date on which the Company gives the
                                    Employee notice of termination for Cause (as defined below); or

                           (iv)     the expiration of the Term.

                  (b) The Company shall have the right in its sole and reasonable discretion to terminate the Employee's employment for "Disability," namely, if, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent or otherwise unable to perform the Employee's duties hereunder in substantially the same manner as previously provided for a period of 180 consecutive days during the Term. The Employee agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to reasonable requests which may be made by the Company from time to time.

                  (c)      For purposes of this Agreement:

                           "Cause" shall mean the occurrence of any of the following, as reasonably determined by the Company:

                                    (A) the willful engaging by the Employee in
conduct outside the scope of the Employee's duties which in the reasonable opinion of the Board is materially and demonstrably injurious to the Company or any of its parents, subsidiaries or affiliates. Notwithstanding the foregoing, the Employee will not be deemed to have been terminated for Cause within the meaning of this clause if the Employee cures (provided cure is possible) or ceases the alleged conduct, as the case may be, within ten days of delivery of written notice to the Employee setting forth the reasons for the Company's intention to terminate for Cause.

                                    (B) the conviction of the Employee (or the
entering by the Employee of a plea of guilty or nolo contendere) for any felony or any lesser crime which involved the Company or its property, or any of the Company's parents, subsidiaries or affiliates or any such entity's property.


                  (d) In the event the Employee's employment is terminated by the Company pursuant to Section 8(a) hereof or voluntarily by the Employee, the Employee or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid salary, and accrued but unused vacation days, through the date of termination or the date on which his resignation becomes effective (such amount, the "Accrued Earnings"). Following such payments, the Company shall have no further obligation to the Employee under this Agreement.

                  (e) In the event that this Agreement is terminated by the Company prior to the expiration of the Term for any reason other than those set forth in Section 8(a) hereof, then Employee shall receive (i) his Accrued Earnings, and (ii) a severance payment in an amount equal to four (4) times the sum of (x) the total salary paid to the Employee during the twelve month period preceding the date of termination plus (y) the annual bonus payment (if any) the Employee actually received during such twelve month period, which severance payment shall be payable in 104 equal

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bi-weekly payments commencing with the Company's next regular payable period following the date of termination.

         9. Return of Company Property. The Employee agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, data stored electronically on tapes, computer disks or in any other manner and all copies of the foregoing as well as any other materials or equipment supplied by the Company to the Employee.

         10. Confidentiality; Non-Solicitation.

                   (a) As used herein, "Confidential Information" means any confidential or proprietary information relating to the Company and its affiliates including, without limitation, the identity of the Company's customers, the identity of representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, financial information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications, research and development data, know-how, personnel information and other trade secrets. Notwithstanding the above, Confidential Information shall not include any information that the Employee can demonstrate:

                           (i) is generally known to entities in the Company's trade or business;

                           (ii) is generally available to the public without conducting a substantial search of published literature;

                           (iii) is part of the professional skills and know-how developed by the Employee during the course of his career before the Employee commenced employment with the Company; or

                           (iv) is subject to disclosure pursuant to any order or regulation of any governmental, regulatory or administrative agency or authority or court of judicial authority.

If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

                  (b) The Employee acknowledges that: (i) the Employee's employment by the Company has and will require that the Employee have access to and knowledge of Confidential Information; (ii) the disclosure of any such Confidential Information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's business; and (iii) the engaging by the Employee

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in any of the activities prohibited by this Section 10 may constitute improper appropriation and/or use of Confidential Information. The Employee expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company. Accordingly, the Company and the Employee agrees as follows:

                           (i) So long as he is employed by the Company (whether or not under this Agreement) and for a period of three years thereafter, the Employee shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties as an employee of the Company. Notwithstanding the foregoing, any information which meets the definition of trade secret under the Uniform Trade Secret Act and does not fall within subparagraphs (a)(i) to (a)(iii) of this
                                    Section 10, will be maintained in confidence so long as it continues to be treated as a trade secret.

                           (ii) The Employee agrees to return promptly all Confidential Information in tangible form, including, without limitation, all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time during employment upon the Company's request and automatically, without request, within five days after the termination of his employment for any reason.


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                  (c) In consideration of the severance payment payable to
Employee pursuant to Section 8(e) hereof, Employee agrees that for a period of three years following a termination of the Employee's employment with the Company pursuant to Section 8(e), he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

                  solicit the employment or services of any person who was known to be employed by or was a known consultant to the Company upon the termination of the Employee's employment, or within six months prior thereto.

                  (d) The Employee acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in this Section 10 will cause the Company irreparable injury. The Employee therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Employee from any such violation or threatened violations.

                  (e) The parties acknowledge that the type and periods of restriction imposed in this Section 10 are fair and reasonable and are reasonably required for the protection of the Company; and that the time, scope and other provisions of such section have been specifically negotiated by the parties. The Employee specifically acknowledges that the restrictions contemplated by this Agreement will not prevent him from being employed or earning a livelihood in the type of business conducted by the Company.

         11. Survival of Employee Covenants. The provisions set forth in Section 10 hereof shall remain in full force and effect after the termination of the Employee's employment, notwithstanding the expiration of the Term or termination of the Term.

         12. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them including, without limitation, the Original Amended Agreement, and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. Any such change or modification must be set forth in a written agreement, signed by the parties hereto.

         13. Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

         14. Successors and Assignability. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee and his heirs, executors or administrators, and to bind and inure to the benefit of and be enforceable by the Company and its successors and assigns. This

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Agreement shall not be assignable by the Employee. As used in this Agreement,
"Company" shall mean the Company as hereinbefore defined and any successor to its business.

         15. Severability. If any of the covenants in this Agreement, including, without limitation, Section 10, or any part thereof, is hereafter construed to be invalid or unenforceable, it is the intention of the parties that the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Agreement, including, without limitation, Section 10, or any part hereof, is held to be unenforceable because of the duration of such provision the parties agree that the court making such determination should reduce the duration of such provision such that, in its reduced form, said provision shall then be enforceable to the maximum extent permitted by applicable law.

         16. Notices. Any notice given hereunder shall be in writing and shall be deemed to have been given when sent by facsimile, delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

                  If to the Company:                 Transaction Information Systems, Inc.
                                                     115 Broadway
                                                     New York, New York  10006
                                                     Attn:  Jeffrey Najarian
                                                     Facsimile Number: (212) 962-7175

                  If to the Employee:                Mr. Mark Gutterman
                                                     4 Newport Drive
                                                     Plainview, New York 11803

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

         18. Arbitration. The parties agree that all claims and controversies arising from or relating to this Agreement will be settled by arbitration in New York, New York in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitrators may award the prevailing party all costs of filing, arbitrator fees, legal fees and related costs. The decision of the arbitrators shall be final. Judgment may be entered on the arbitration award in the Supreme Court, New York County, or any other court having jurisdiction.


                           [intentionally left blank]


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         19. Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         20. Counterparts. This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                   TRANSACTION INFORMATION SYSTEMS,
                                   INC.



                                         /s/ Jeffrey Najarian
                                   By:_______________________________________
                                         Name:  Jeffrey Najarian
                                         Title: Chief Executive Officer


                                   /s/ Mark Gutterman
                                   __________________________________________
                                         MARK GUTTERMAN



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